SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2006

CAPITAL TRUST, INC.

(Exact Name of Registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 655-0220

     N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On August 15, 2006, Capital Trust, Inc. (the “Company”) entered into the Amended and Restated Master Repurchase Agreement, and Annex I thereto (the “Amended and Restated Agreement”), with Goldman Sachs Mortgage Company (“Goldman”). The Amended and Restated Agreement amends and restates the Master Repurchase Agreement, dated as of May 28, 2003, by and between the Company and Goldman, as amended by the First Amendment to Master Repurchase Agreement, dated as of August 28, 2003, as amended by the Second Amendment to Master Repurchase Agreement dated as of June 1, 2004, as amended by the Third Amendment to Master Repurchase Agreement dated as of November 8, 2004, as amended by the Fourth Amendment to Master Repurchase Agreement dated as of February 28, 2005, as amended by the Fifth Amendment to Master Repurchase Agreement dated as of November 22, 2005, as amended by the Sixth Amendment to Master Repurchase Agreement dated as of December 29, 2005, as amended by the Seventh Amendment to Master Repurchase Agreement dated as of March 24, 2006, as amended by the Eighth Amendment to Master Repurchase Agreement dated as of June 2, 2006, as amended by the Ninth Amendment to Master Repurchase Agreement, dated as of June 28, 2006 (collectively, the “Original Agreement”). The Amended and Restated Agreement generally restates the Original Agreement and amends the Original Agreement by increasing the maximum credit amount from $100 million to $150 million.

The foregoing description of the Amended and Restated Agreement is qualified in its entirety by reference to the Amended and Restated Agreement, which will be attached as an exhibit to the Company's Quarterly Report on Form10-Q which the Company intends to file in November 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By: /s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

Date: August 17, 2006